Filed Pursuant to Rule 424(b)(3)
File No.: 333-130114

HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 20 DATED JUNE 12, 2008
TO THE PROSPECTUS DATED APRIL 30, 2007

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Real Estate Investment Trust, Inc., dated April 30, 2007 (the “Prospectus”), Supplement No. 17 dated April 14, 2008, Supplement No. 18 dated April 21, 2008 and Supplement No. 19 dated May 19, 2008.  The Prospectus superseded and replaced the original prospectus for this offering, dated June 19, 2006, and all prior supplements to such prospectus. Unless otherwise defined herein, capitalized terms used in this supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide an update to the “Suitability Standards” section of the Prospectus.

Update to Our Suitability Standards

    We have revised our suitability standards such that the second through sixth paragraphs of the “Suitability Standards” section that begins on page ix of the Prospectus, are hereby deleted and replaced in their entirety with the following:

    In consideration of these factors, we have established suitability standards for all persons who may purchase shares from us in this offering. Investors with investment discretion over assets of an employee benefit plan covered under ERISA should carefully review the information entitled “ERISA Considerations.” These suitability standards require that a purchaser of shares have either:

• a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

• a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.

    Several states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.

    New Hampshire — Investors must have either (i) a net worth of at least $250,000 or (ii) a minimum annual gross income of at least $60,000 and a minimum net worth of at least $125,000.

    Iowa, Kentucky, Michigan, Missouri, Ohio, Oregon and Pennsylvania — In addition to our suitability requirements, investors must have a liquid net worth of at least 10 times their investment in our shares.

    Kansas — In addition, the Office of the Securities Commission of the State of Kansas recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments.  Liquid net worth is defined as “that portion of net worth which consists of cash, cash equivalents and readily marketable securities.”